Exhibit 10.1

ADDENDUM TO THAT CERTAIN DEFINITIVE SHARE PURCHASE AGREEMENT

This addendum (the “Addendum”) to that certain Definitive Share Purchase Agreement (the “Agreement”) made on July 2, 2021, by and between Kingpins International, Inc. (“Kingpins”) and Pure Harvest Corporate Group, Inc. (“PHCG”) is made effective as of August 25, 2021.

RECITALS

WHEREAS, PHCG has granted Kingpins a thirty-day (30) extension to the funding date of the First Tranche, as defined in the Agreement and by this Addendum (the “Amended Funding Date”).

WHEREAS, PHCG wishes to allow Kingpins to fund the First Tranche in multiple installments at any time prior to the Amended Funding Date; and

WHEREAS, Kingpins wishes to include a liquidated damages provision in the Agreement in the event that Kingpins is unable to fund the First Tranche on or before the Amended Funding Date.

NOW, THEREFORE, in consideration of the above and the mutual covenants and provisions contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Extension of Funding Date. The funding date of the First Tranche shall be extended by thirty (30) business days.
2.	Allowance for Multiple Installments. PHCG agrees that Kingpins may fund the First Tranche in multiple installments in any amount prior to the Amended Funding Date provided the First Tranche is fully funded in the amount of fifteen million dollars ($15,000,000) on or before the Amended Funding Date.
3.	Pricing of Tranches. The parties hereto agree that the price per share of the First Tranche shall be forty-five- and one-half cents ($0.455) and the price per share of the Second Tranche (as defined in the Agreement) shall be forty cents ($0.40).
a.	If the First Tranche is not funded on or before Amended Funding Date, Kingpins agrees that the price per share of the Second Tranche shall be the greater of forty-five and one- half cents ($0.455) or the market price of PHCG’s common stock as listed on the public exchange.
b.	The Second Tranche funding date will remain 90 days from August 16, 2021.
4.	Liquidated Damages. If the First Tranche is not fully funded on or before the Amended Funding Date, Kingpins agrees to pay liquidated damages in the amount of five thousand dollars ($5,000) per day until the First Tranche is fully funded. The parties acknowledge that

(i) the amount of loss or damages likely to be incurred is incapable or is difficult to precisely estimate, (ii) the amounts specified in this Section 5 bear a reasonable relationship to, and are not plainly or grossly disproportionate to, the probable loss likely to be incurred in connection with any failure by Kingpins to fully fund the First Tranche on or before Amended Funding Date; (iii) one of the reasons for the PHCG and Kingpins reaching an agreement as to such amounts was the uncertainty of actual damages and costs, and (iv) Kingpins and PHCG are sophisticated business parties and have been represented by sophisticated and able legal counsel and negotiated this Addendum at arm's length.

AGREED TO AND ACCEPTED

By:

Pure Harvest Corporate Group, Inc. Kingpins International, Inc.

Matthew Gregarek - CEO Theodore Holloway, III - CEO